UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 2, 2017

NEOS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37508	27-0395455
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2940 N. Highway 360, Grand Prairie, TX	75050
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 408-1300

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

The information contained in the section titled “Financial Update” under Item 8.01 of this Form 8-K is hereby incorporated into this Item 2.02 by reference.

Pursuant to General Instruction B.2. to Form 8-K, the information set forth in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01. Other Events.

On February 2, 2017, the Company issued a press release announcing the commencement of an offering of its common stock (the “Offering”). A copy of this press release is filed as Exhibit 99.1 to this Form 8-K.

On February 2, 2017, in connection with the Offering, the Company filed a preliminary prospectus supplement to the base prospectus included in the Company’s shelf registration statement on Form S-3 (No. 333-212809), filed with the SEC on August 1, 2016 and declared effective by the SEC on August 12, 2016.  The preliminary prospectus supplement describes certain elements of the Company’s business strategy and certain recent developments, including those set forth below.

Recent Developments

ADHD market and Adzenys XR-ODT update

In 2016, 70.4 million prescriptions for medications with ADHD labeling were written in the United States, representing a 5.6% annual increase in prescriptions from 2015, and generated $10.4 billion in sales. Approximately 92% of these prescriptions were for stimulant medications, such as methylphenidate and amphetamine, which have been the standard of care for several decades. Methylphenidate and amphetamine prescriptions generated $3.4 billion and $5.7 billion in sales, respectively, in 2016 in the United States. A few non-stimulant medications are also available, but evidence of their efficacy for treating ADHD symptoms is less compelling. The market for ADHD medications outside of the United States is less developed, but the Company believes will continue to grow as recognition and awareness of the disorder increase.

With respect to Adzenys XR-ODT, monthly prescriptions filled have continued to increase since its commercial launch on May 16, 2016. Based on data from QuintilesIMS, a total of 35,059 prescriptions for Adzenys XR-ODT were filled for the period from its commercial launch through January 20, 2017.

Financial Update

The Company’s cash, cash equivalents and short-term investments was approximately $39.8 million at December 31, 2016, as compared to $90.8 million at December 31, 2015. In addition, the Company estimates that, for the three months ended December 31, 2016, total net product revenues were between $3.3 million and $3.6 million, an increase of 94% to 112% compared to $1.7 million for the three months ended December 31,  2015 and an increase of 106% to 125% compared to $1.6 million for the three months ended September 30, 2016. This change was primarily driven by net sales of the Company’s Adzenys XR-ODT product during the three months ended December 31, 2016 of between $2.0 million and $2.2 million as compared to $0.7 million for the three months ended September 30, 2016 as well as an increase in net sales of the Company’s generic Tussionex product during the three months ended December 31, 2016 of between $1.3 million and $1.4 million as compared to $0.9 million for the three months ended September 30, 2016.

This financial data as of and for the three months ended December 31, 2016 is preliminary and may change, and is based on information available to the Company’s management as of the date hereof and is subject to completion by management of the Company’s financial statements as of and for the quarter and year ended December 31, 2016. The Company has provided ranges for preliminary revenues described above primarily because its financial closing procedures for the quarter ended December 31, 2016 are not yet complete. There can be no assurance that the Company’s final revenues for this period or cash position as of December 31, 2016 will not differ from these estimates, including as a result of year-end closing and audit procedures or review adjustments and any such changes could be material. In addition, the Company is not able to provide a range of operating or net loss at this time. Accordingly, you should not draw any conclusions as to the Company’s profitability based on the foregoing estimates. The preliminary results of operations for the quarter ended December 31, 2016 are not necessarily indicative of the results to be achieved for any future period.

The Company’s independent registered public accountants have not audited, reviewed or performed any procedures with respect to such preliminary financial data and accordingly do not express an opinion or any other form of assurance with respect thereto. These results could change as a result of further review. Complete quarterly results will be announced during the Company’s fourth quarter and 2016 year end financial results conference call and included in its Annual Report on Form 10-K for the year ended December 31, 2016.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press release dated February 2, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2017	NEOS THERAPEUTICS, INC.

	By:	/s/ Vipin Garg
Vipin Garg
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated February 2, 2017